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      EXHIBIT 23.1     CONSENT OF ELLIOTT, DAVIS & COMPANY, LLP






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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


      As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated November 17, 2000, relating to the consolidated balance sheets of SOUTHBANC SHARES, INC. and subsidiaries as of September 30, 2000, and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three year period ended September 30, 2000, which report appears in the September 30, 2000 annual report on Form 10-K of SOUTHBANC SHARES, INC., and to all references to our firm included in or made a part of this Registration Statement.


/s/ Elliott, Davis & Company LLP

Elliott, Davis & Company LLP
Greenville, South Carolina
April 26, 2001